SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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W. P. Carey & Co. LLC
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April 29, 2010

Notice of Annual Meeting of Shareholders
To Be Held Thursday, June 10, 2010

Dear W. P. Carey & Co. LLC Shareholder:

The 2010 Annual Meeting of Shareholders of W. P. Carey & Co. LLC will be held at The St. Regis New York, 2 E. 55th St., New York, NY 10022 on Thursday, June 10, 2010 at 4:00 p.m. for the following purposes:

•	To elect twelve Directors for 2010;

•	To ratify the appointment of PricewaterhouseCoopers LLP as W. P. Carey & Co. LLC’s Independent Registered Public Accounting Firm for 2010; and

•	To transact such other business as may properly come before the meeting and any adjournment thereof.

Only shareholders who owned stock at the close of business on April 14, 2010 are entitled to vote at the meeting. W. P. Carey & Co. LLC mailed the attached Proxy Statement, proxy card and its Annual Report to shareholders on or about April 30, 2010.

By Order of the Board of Directors

Susan C. Hyde
Managing Director and Secretary

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by using the telephone or through the Internet. Instructions for using these services are set forth on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

Important Notice Regarding Availability of Proxy Materials
For the 2010 Annual Meeting of Shareholders to Be Held on June 10, 2010

This Proxy Statement and the Annual Report to Shareholders
are available at www.proxyvote.com.

W. P. CAREY & CO. LLC

PROXY STATEMENT
APRIL 29, 2010

QUESTIONS & ANSWERS

The accompanying Proxy is solicited by the Board of Directors of W. P. Carey & Co. LLC, a Delaware limited liability company, for use at its annual meeting of shareholders (the “Annual Meeting”) to be held at The St. Regis New York, 2 E. 55th St., New York, NY 10022 on Thursday, June 10, 2010 at 4:00 p.m., or any adjournment thereof. As used herein, “W. P. Carey & Co.,” the “Company,” “we,” and “us” refer to W. P. Carey & Co. LLC. References in this Proxy Statement to W. P. Carey & Co. LLC or the Company include W. P. Carey & Co. LLC’s affiliates and subsidiaries, except where the context otherwise indicates.

Who is soliciting my proxy?

The Directors of W. P. Carey & Co. LLC are sending you this Proxy Statement and enclosed proxy.

Why did I receive a Notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?

We are using a rule of the Securities and Exchange Commission, known as the SEC, that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the Notice.

Why didn’t I receive a Notice about the Internet availability of the proxy materials?

We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice about the Internet availability of the proxy materials.

How can I access the proxy materials over the Internet?

Your Notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet.

How may I obtain a paper copy of the proxy materials?

Shareholders receiving a Notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their Notice. All shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.

Who is entitled to vote?

W. P. Carey & Co. LLC’s shareholders as of the close of business on April 14, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting.

How do I vote?

You may vote your shares either by attending the Annual Meeting, by telephone, through the Internet, or by mail by following the instructions provided in the Notice or the printed copy of the proxy materials. If you hold your shares in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares. If you are a shareholder of record and received a printed copy of the proxy materials, to vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy card but fail to mark your voting preference, your shares will be voted FOR each of the nominees listed in Proposal One, FOR Proposal Two, and in the discretion of the proxy holders if any other matter properly comes before the meeting. We suggest that you return a proxy even if you plan to attend the Annual Meeting.

May I revoke my proxy?

Yes, if you are a shareholder of record, you may revoke your proxy at any time before the meeting by notifying W. P. Carey & Co. LLC’s Secretary or submitting a new proxy, or by voting in person at the Annual Meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Secretary, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, New York 10020.

How many shares may vote?

At the close of business on the Record Date, W. P. Carey & Co. LLC had 39,221,308 shares of its Common Stock outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.

What is a quorum?

A quorum is the presence, either in person or represented by proxy, of a majority of the shares entitled to vote at the meeting. There must be a quorum for the meeting to be held.

How many votes are required at the meeting for shareholder approval?

Assuming a quorum is present, with respect to the election of Directors, each share may be voted for as many individuals as there are Directors to be elected. A plurality of all the votes cast shall be sufficient to elect a Director. With respect to Proposal Two, the affirmative vote of a majority of the votes cast by the shareholders, in person or by proxy and entitled to vote, is necessary for approval. Abstentions and broker “non-votes,” which arise when a broker cannot vote on a particular matter because the matter is not routine and the beneficial owner of the shares has not given applicable instructions to the broker, are counted for quorum purposes but are not counted as votes for or against any matter. For these reasons, for any matter before the shareholders at the meeting, abstentions and broker “non-votes” have no effect on whether the votes cast at the meeting are enough for approval of the matter.

How will voting on shareholder proposals be conducted?

We do not know of any other matters that are likely to be brought before the meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment to the extent permitted by applicable law.

Who will pay the cost for this proxy solicitation?

W. P. Carey & Co. LLC will pay the cost of preparing, assembling and mailing the Notice about Internet availability, this Proxy Statement, the Notice of Meeting and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiaries, Carey Asset Management Corp. and Carey Management Services, Inc. (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their expenses in so doing.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, you and the other shareholders will elect twelve Directors, each to hold office until the next annual meeting of shareholders except in the event of death, resignation or removal. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable. All of the nominees are now members of the Board of Directors.

Nominees for the Board of Directors

Unless otherwise specified, proxies will be voted for the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Detailed biographical and other information on each nominee for election to the Board of Directors is provided below. Following each nominee’s biographical information, we have provided information concerning the particular attributes, experience, and/or skills that have led the Board to determine that each nominee should serve as a Director. The Board recommends a vote FOR each of the nominees set forth below. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the shareholders is required to elect each nominee.

Wm. Polk Carey
AGE: 79
Director Since: 1996

Mr. Carey, Chairman of the Board of Directors of W. P. Carey & Co. LLC, has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Mr. Carey also serves as Chairman of the Board of Corporate Property Associates 14 (“CPA®:14”), Corporate Property Associates 15 (“CPA®:15”), Corporate Property Associates 16 – Global (“CPA®:16 – Global”) and Corporate Property Associates 17 – Global (“CPA®:17 – Global” and, together with CPA®:14, CPA®:15, and CPA®:16 – Global, the “CPA® REITs”), which are publicly owned, non-traded real estate investment trusts sponsored by the Company. He also served as the Co-Chief Executive Officer of W. P. Carey & Co. LLC, CPA®:14, CPA®:15 and CPA®:16 – Global from 2002 until March 2005 and as Chairman of the Board of Corporate Property Associates 12 (“CPA®:12”) from July 1993 to December 2006, when it merged into CPA®:14. Before founding W. P. Carey & Co., Inc. in 1973, he served as Chairman of the Executive Committee of Hubbard, Westervelt & Mottelay (subsequently Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. and Vice Chairman of the Investment Banking Board and Director of Corporate Finance of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania’s Wharton School, Mr. Carey also received his Sc.D. honoris causa from Arizona State University, D.C.S. honoris causa from The City University of New York and D.C.L. honoris causa from the University of the South. He is a Trustee of The Johns Hopkins University and of other educational and philanthropic institutions. He serves as Chairman and a Trustee of the W. P. Carey Foundation and has served as Chairman of the Penn Institute for Economic Research. In the fall of 1999, Mr. Carey was Executive-in-Residence at Harvard Business School. Mr. Carey is the brother of Francis J. Carey, a Director. As founder, Chairman and principal shareholder of the Company, and through a long and distinguished record of business success and philanthropic activities, Mr. Carey’s demonstrated leadership skills, business expertise, and commitment to community service provides strong leadership for the Board and critical thinking with respect to the Company’s strategy and performance and helps ensure that shareholder interests are well represented during Board deliberations.

Gordon F. DuGan
AGE: 43
Director Since: 1997

Mr. DuGan has been President of W. P. Carey & Co. LLC since 1999 and Chief Executive Officer since 2005, having served as co-CEO since 2002. Prior to that, Mr. DuGan served in various capacities with the Company, including Deputy Head of Investment. Mr. DuGan serves as Chief Executive Officer of CPA®:14, CPA®:15, CPA®:16 – Global and CPA®:17 – Global and as a Director of CPA®:15 and CPA®:17 – Global. Mr. DuGan served as a Director of CPA®:14 from June 2007 to July 2008, having previously served in that capacity from February

2005 to April 2006, and as a Director of CPA®:16 – Global from December 2003 to July 2008. He also served as a Director of CPA®:12 from February 2005 to September 2006. Mr. DuGan was also Vice Chairman of both CPA®:14 and CPA®:15 from March 2002, and of CPA®:16 – Global from June 2003, until February 2006. He serves as a Trustee of the W. P. Carey Foundation. He also serves on the Board of the New York Pops and is a member of the Young Presidents Organization and the Council on Foreign Relations. He recently joined the Advisory Board of The Innocence Project and the Advisory Board of India 2020, Limited – a private equity firm investing in Indian middle-market businesses. He is a former member of the Board of NAREIT. Mr. DuGan received his B.S. in Economics from the Wharton School at the University of Pennsylvania. As Chief Executive Officer, Mr. DuGan makes information and insight about the Company’s business directly available to the Directors in their deliberations.

Francis J. Carey
AGE: 84
Director Since: 1996

Mr. Carey was elected in 2000 as Vice Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of W. P. Carey & Co. LLC. Mr. Carey retired from his position as Vice Chairman in March 2005; he continues to serve as Chairman of the Executive Committee and as Chief Ethics Officer of the Company. Mr. Carey served as Chairman, Chief Executive Officer and a Director of Carey Diversified LLC, the predecessor of W. P. Carey & Co. LLC, from 1997 to 2000. From 1987 to 1997, Mr. Carey held various positions with W. P. Carey & Co., Inc., a company wholly-owned by Wm. Polk Carey, and its affiliates, including as President and a Director of W. P. Carey & Co., Inc. and as President and Director of CPA®:10, CIP® and CPA®:12, REITs organized by those entities. Mr. Carey also served as a Director of W. P. Carey & Co., Inc. from its founding in 1973 until 1997 and has been President and a Director of that company from 2000 to the present. He has also served since 1990 as President and a Trustee of the W. P. Carey Foundation. Prior to 1987, he was senior partner in Philadelphia, head of the real estate department nationally, and a member of the Executive Committee of Reed Smith LLP, a law firm. He served as a member of the Executive Committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and is a former Chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. He served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has served as a Trustee of Germantown Academy in Fort Washington, Pennsylvania from 1961 to the present and as its President from 1966 to 1972. He has also served as a member of the Board of Trustees and Executive Committee of the Investment Program Association from 1990 to 2000, and as its Chairman from 1998 to 2000, and served on the Business Advisory Council of the Business Council for the United Nations from 1994 to 2002. He has served since 2002 on the Board of Trustees of the Maryland Historical Society and since 2006 as a Vice President and a member of its Executive Committee. Mr. Carey has also served from 2004 to 2007 as Chairman and Senior Warden of St. Martin’s in the Field Episcopal Church in Biddeford Pool, Maine, and currently serves as its Warden at Large. He attended Princeton University, holds A.B. and J.D. degrees from the University of Pennsylvania, and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the brother of Wm. Polk Carey, the Company’s Chairman. In addition to his 40 years of legal experience, Mr. Carey brings to the Board extensive executive experience derived from serving as the chief executive and/or as a member of the executive committee at the corporations and other organizations noted above.

Trevor P. Bond*
AGE: 48
Director Since: 2007

Mr. Bond served as an Independent Director and a member of the Audit Committees of CPA®:14, CPA®:15 and CPA®:16 – Global, from 2005 to April 2007. Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships, Maidstone Investment Co., LLC, since 2002. Mr. Bond served in several management capacities for Credit Suisse First Boston (“CSFB”) from 1992 to 2002, including: co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received an M.B.A. from Harvard University. Mr. Bond brings to the Board over 25 years of real estate experience in several sectors, including finance, development, investment and asset management, across a range of property types, as well as direct experience in Asia.

Nathaniel S. Coolidge*
AGE: 71
Director Since: 2002

Mr. Coolidge currently serves as Chairman of the Investment Committee, as described below. He has previously served as Chairman of the Audit Committee and is currently a member of that Committee. Mr. Coolidge, former Senior Vice President of John Hancock Mutual Life Insurance Company (“John Hancock”), retired in 1996 after 23 years of service. From 1986 to 1996, Mr. Coolidge headed the John Hancock Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments portfolio. Prior to 1986, Mr. Coolidge served as Second Vice President and Senior Investment Officer of John Hancock. Mr. Coolidge is a graduate of Harvard University and served as a U.S. Naval officer. Mr. Coolidge brings to the Board over 30 years of experience analyzing corporate credits, including ten years as the head of a department managing more than $20 billion of private placements, public bonds, and private equity securities.

Eberhard Faber, IV*
AGE: 73
Director Since: 1998

Mr. Faber currently serves as Lead Director and Chairman of the Nominating and Corporate Governance Committee. He serves as Chairman of the Board of King’s College in Wilkes-Barre, Pennsylvania. Mr. Faber held various posts with Eberhard Faber Inc., the worldwide manufacturer of writing products and art supplies, serving as Chairman and Chief Executive Officer from 1973 until 1987, when the company merged into Faber-Castell Corporation. He served as a Director of the Federal Reserve Bank of Philadelphia from 1980 to 1986, chairing its Budget and Operations Committee, and was Chairman of the Board of Citizen’s Voice Newspaper from 1992 to 2002. Currently, he is a member of the Northeast Pennsylvania Advisory Board of PNC Bank, N.A., where he served as a Director from 1994 to 1998, a Trustee of the Geisinger Wyoming Valley Hospital and the Eberhard L. Faber Foundation. He was a Borough Councilman of Bear Creek Village from 1994 to 2005. In addition to graduating from Princeton University magna cum laude, he was a member of Phi Beta Kappa while serving as Chairman of The Daily Princetonian, and was a Fulbright Scholar and teaching fellow at the University of Caen in France. Mr. Faber also served as a Director of First Eastern Bank from 1986 to 1992 and as the Chairman of the Board from 1992 to 1994, when the bank was sold to PNC Bank, N.A. Mr. Faber brings to the Board extensive business, corporate governance and financial expertise and experience.

Benjamin H. Griswold, IV*
AGE: 69
Director Since: 2006

Mr. Griswold currently serves as Chairman of the Compensation Committee. Mr. Griswold is a partner and chairman of Brown Advisory, a Baltimore-based firm providing asset management and strategic advisory services in the U.S. and abroad. Prior to joining Brown Advisory as senior partner in March 2005, Mr. Griswold had served as Senior Chairman of Deutsche Bank Securities Inc. He had served as Senior Chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc., since the acquisition of Bankers Trust by Deutsche Bank in 1999. Mr. Griswold began his career at Alex. Brown & Sons in 1967, and became a partner of the firm in 1972. He headed the company’s research department, equity trading and equity division prior to being elected Vice Chairman of the Board and Director in 1984, and Chairman of the Board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became Senior Chairman of BT Alex. Brown. Mr. Griswold is a member of the boards of Stanley Black & Decker, Baltimore Life Insurance, and Flowers Foods. A former Director of the New York Stock Exchange, he is active in civic affairs in the Baltimore area and serves on the board of Johns

Hopkins University and heads the endowment board of the Baltimore Symphony Orchestra. Mr. Griswold received his B.A. from Princeton University, his M.B.A. from Harvard University and served as a U.S. Army officer. Mr. Griswold brings to the Board 43 years of experience in the investment business, first as an investment banker (38 years) and then as an investment advisor (5 years). He has extensive experience with and understanding of capital markets as well as security analysis and valuation. His board experience and his past experience as a director of the New York Stock Exchange give him a detailed understanding of corporate governance in general and audit, compensation, governance, and finance committee functions in particular.

Dr. Lawrence R. Klein*
AGE: 89
Director Since: 1998

Dr. Klein currently serves as Chairman of the Economic Policy Committee. He is Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. Dr. Klein is a holder of earned degrees from the University of California at Berkeley and the Massachusetts Institute of Technology, and he has been awarded the Alfred Nobel Memorial Prize in Economic Sciences as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc., Dr. Klein has been counselor to various corporations, governments and government agencies, including WealthEffect.com, the Federal Reserve Board and the President’s Council of Economic Advisors. Dr. Klein joined W. P. Carey & Co., Inc. in 1984 as Chairman of the Economic Policy Committee and as a Director. He also serves as a Trustee of the W. P. Carey Foundation. Dr. Klein serves as a Director of a software company, Prognoz, in Philadelphia, PA. Dr. Klein is one of the world’s foremost economists and brings to the Board extensive knowledge of a variety of economic issues.

Robert E. Mittelstaedt, Jr.*
AGE: 66
Director Since: 2007

Mr. Mittelstaedt currently serves as the Chairman of the Strategic Planning Committee. Mr. Mittelstaedt has served as dean of the W. P. Carey School of Business at Arizona State University since June 2004. He also serves on the Boards of Directors of Innovative Solutions & Support, Inc. and Laboratory Corporation of America Inc. Between 1973 and 2004, Mr. Mittelstaedt served in numerous positions at The Wharton School, most recently as Vice Dean, Executive Education, and Director of the Aresty Institute of Executive Education. From 1985-1990 he co-founded, developed and sold Intellego, Inc., a company engaged in practice management, systems development and service bureau billing operations in the medical industry. He formerly served as a member of the corporate Boards of Directors of: A.G. Simpson Automotive, Inc., Dresser Insurance, Inc., HIP Foundation, Inc. and Intelligent Electronics, Inc. Mr. Mittelstaedt received his B.S. (Mechanical Engineering) from Tulane University and his MBA from the Wharton School at the University of Pennsylvania. Mr. Mittelstaedt brings to the Board over 30 years of strategic planning experience covering a range of businesses. He also brings extensive corporate governance expertise, having developed and taught courses on corporate governance matters for over 18 years.

Charles E. Parente*
AGE: 69
Director Since: 2006

Mr. Parente currently serves as Chairman of the Audit Committee. Mr. Parente also serves as Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales, and as Chairman and CEO of CP Media, LLC, a holding company that owns broadcast television stations. Mr. Parente has also served as a Director of Community Bank System, Inc., a bank holding company, and its affiliated bank, Community Bank, N.A., since May 2004. Prior to this, from 1988 through 1993, he served as President and CEO of C-TEC Corporation, a telecommunications and high-technology company. From 1970 through 1987, Mr. Parente was CEO and Managing Partner of Parente Randolph, LLC, the leading independent accounting and consulting firm in Pennsylvania and among the top 30 in the country. Before this, from 1962 through 1970, he was a Principal at Deloitte, Haskins & Sells, a public accounting firm. Mr. Parente is a member of the Board of Directors of: Sordoni Construction Services, Inc., a commercial construction and real estate development company; Circle Bolt & Nut Co., a distributor of industrial products; and Frank Martz Coach Co. & Subsidiaries, a diversified transportation company. He is active with various civic and community organizations, is past Chairman of the Board of Directors of the Wyoming Valley Health Care System, Inc. and is a board member of The Luzerne Foundation and King’s College, where he also served as Chairman from 1989 through 1998. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. He graduated cum laude from King’s College in Wilkes-Barre, PA. Mr. Parente served as a director of CPA®:12, CPA®:14 and CPA®:15 from 2003 until 2006 and was a member of the Board of Directors of Bertels Can Company, a private manufacturer of metal cans for the gift industry, from 1993 to 2006. Mr. Parente brings to the Board extensive knowledge of accounting matters as well as executive experience.

Dr. Karsten von Köller*
AGE: 70
Director Since: 2003

Dr. von Köller is currently Chairman of Lone Star Germany GmbH, Deputy Chairman of the Supervisory Board of Corealcredit Bank AG, Deputy Chairman of the Supervisory Board of MHB Bank AG, and Vice Chairman of the Supervisory Board of IKB Deutsche Industriebank AG. Dr. von Köller was Chief Executive Officer of Eurohypo AG until 2003. Dr. von Köller was Chairman and a Member of the Board of Managing Directors of Allgemeine HypothekenBank Rheinboden AG from December 2005 until December 2006 and a director of FranconoWest AG, a residential real estate trust in Germany, from August 2007 until May 2008. Dr. von Köller brings to the Board Europe-wide experience in financing commercial real estate transactions as well as international bond market experience.

Reginald Winssinger*
AGE: 67
Director Since: 1998

Mr. Winssinger is founder and Chairman of National Portfolio, Inc., an Arizona-based firm involved in acquisition, financing, management and construction of commercial, multi-family, industrial and land development real estate projects. He spent ten years at the Winssinger family real estate company, a third-generation Belgian real estate enterprise, before coming to the United States in 1979 to expand their investment activity. Over a 20-year period he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management and real estate consulting services. He also serves as a Director of Carey Storage Asset Management, LLC, a subsidiary of the Company. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California and Texas. He also serves as a Director of Pierce-Eislen, Inc., and is the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley. Mr. Winssinger brings extensive experience in real estate, having worked in the industry for over 45 years. During his career, he has developed or managed several million square feet in residential and commercial real estate.

* Independent Director

Committees of the Board of Directors

Members of the Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has currently established a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee, the functions of which are summarized below. The Board of Directors has also established an Executive Committee, which has the authority, subject to certain limitations, to exercise the powers of the Board of Directors during intervals between meetings of the full Board of Directors, an Economic Policy Committee, which is available to render advice on economic policy matters affecting the Company, and a Strategic Planning Committee, which reviews and oversees the Company’s strategic planning processes.

•	Compensation Committee. The Compensation Committee’s responsibilities include setting compensation principles that apply generally to Company employees; reviewing and making recommendations to the Board of Directors with respect to compensation for Directors; reviewing the compensation structure for all current key executives, including incentive compensation plans and equity-based plans; reviewing goals and objectives relevant to Executive Officers’ compensation, evaluating the Executive Officers’ performance and approving their compensation levels and annual and long-term incentive awards; and reviewing and approving the number of shares, price per share and period of duration for stock grants under any approved share incentive plan. There were six Compensation Committee meetings held during 2009.

•	Audit Committee. The Audit Committee has been established to assist the Board of Directors in monitoring the integrity of the financial statements and management’s report of internal controls over financial reporting of the Company, the compliance by the Company with legal and regulatory requirements and the independence, qualifications and performance of the Company’s internal audit function and Independent Registered Public Accounting Firm. Among the responsibilities of the Audit Committee are to engage an Independent Registered Public Accounting Firm, review with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approve professional services provided by the Independent Registered Public Accounting Firm, review the independence of the Independent Registered Public Accounting Firm and consider the range of audit and non-audit fees. The Committee ratifies the engagement of the internal auditors and reviews the scope of their internal audit plan. The Committee also reviews and discusses with management the internal auditors and the Independent Registered Public Accounting Firm, the Company’s internal controls and reviews the results of the internal audit program. There were eight Audit Committee meetings held during 2009.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of W. P. Carey & Co. LLC’s corporate governance policies. In addition, the Committee develops and reviews background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee met four times during 2009.

The Board has adopted written charters for each of the Compensation, Audit, and Nominating and Corporate Governance Committees, each of which can be viewed on our website, www.wpcarey.com, under the heading “Investor Relations.”

Certain members of the Board are also members of the Investment Committee of Carey Asset Management, a subsidiary of the Company that provides advisory services to the CPA® REITs and may also provide services to the Company. Before a property is acquired by a CPA® REIT, the transaction is reviewed by the Investment Committee to ensure that it satisfies the relevant CPA® REIT’s investment criteria. The Investment Committee is not directly involved in originating or negotiating potential investments but instead functions as a separate and final step in the investment process. In addition, the Investment Committee, at the request of our Board of Directors or Executive Committee, may also review any initial investment in which W. P. Carey & Co. LLC proposes to engage directly. Directors of W. P. Carey & Co. LLC who also serve on the Investment Committee are Messrs. Bond, Coolidge (Chairman), Klein and von Köller.

BOARD COMMITTEE MEMBERSHIP ROSTER

							Nominating and		Economic		Strategic
Name	Executive		Compensation		Audit		Corporate Governance		Policy		Planning

Wm. Polk Carey	X										X
Gordon F. DuGan	X										X
Francis J. Carey	X	*
Trevor P. Bond			X		X
Nathaniel S. Coolidge	X				X
Eberhard Faber, IV	X				X		X	*			X
Benjamin H. Griswold, IV	X		X	*			X				X
Lawrence R. Klein							X		X	*
Robert E. Mittelstaedt, Jr.							X				X	*
Charles E. Parente**			X		X	*					X
Karsten von Köller									X
Reginald Winssinger			X				X

*	Chairman of Committee

**	Financial Expert

The Board of Directors has determined that none of the Directors who currently serve on the Compensation, Audit, or Nominating and Corporate Governance Committees has a relationship to W. P. Carey & Co. LLC that may interfere with his independence from W. P. Carey & Co. LLC and its management, and therefore all such Directors are “independent” as defined in the Listing Standards of the New York Stock Exchange, which we also refer to in this Proxy Statement as the Exchange. Directors who serve on the Audit Committee also satisfy the SEC’s standards for audit committee membership.

Board Meetings and Directors’ Attendance

There were four regular and four special Board meetings held in 2009, and each Director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the Committees of which he was a member. Under our Corporate Governance Guidelines, each Director is required to make every effort to attend each Board meeting and applicable Committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding Director attendance at meetings of shareholders, Directors are invited and encouraged to attend. Eight Directors attended the annual meeting of shareholders held on June 11, 2009.

Since December 2006, Eberhard Faber, IV has served as Lead Director. His primary responsibility as Lead Director is to preside over periodic executive sessions of the Board in which management Directors and other members of management do not participate.

Board Leadership Structure and Risk Oversight

The Board of Directors has adopted a structure whereby the founder and principal shareholder of the Company, Mr. Wm. Polk Carey, is the Chairman of the Board. The Board believes that having Mr. Carey as Chairman provides strong leadership for the Board and critical thinking with respect to the Company’s strategy and performance and helps ensure that shareholder interests are well represented during Board deliberations. The Company’s Chief Executive Officer, Gordon F. DuGan, is also a member of the Board of Directors. The Board considers the Chief Executive Officer’s participation to be important to make information and insight about the Company’s business and its operations directly available to the Directors in their deliberations. Finally, the Board feels that, as a former Chairman of the Board and Chief Executive Officer, Mr. Faber is well-suited to lead independent sessions of the Board in his capacity as Lead Director.

The Board believes that risk oversight is the responsibility of the Board as a whole and not of any one of its committees. The Board periodically reviews the processes established by management to identify and manage risks, communicates with management about these processes and receives regular reports from each of its committees concerning, among other things, risks arising within its areas of responsibility.

Compensation of the Board of Directors

W. P. Carey & Co. LLC pays its Directors who are not its officers or employees or retired officers or employees fees for their services as Directors. For 2009, Board member annual compensation included: a cash annual retainer of $50,000; meeting attendance fees of $1,500 per regular quarterly meeting (including telephonic meetings); meeting attendance fees of $1,500 per committee meeting for members of the Audit, Compensation, and Nominating and Corporate Governance Committees (including telephonic meetings); and an automatic annual grant of restricted stock units, or RSUs, with a grant date fair value of $50,000, which are immediately vested but are required to be deferred until the Director completes his or her service on the Board. The RSUs granted to the Directors are also referred to in this Proxy Statement as Director RSUs.

Mr. Griswold receives an additional $10,000 per year for serving as the Chairman of the Compensation Committee and $10,000 per year for serving as a member of the Executive Committee. Mr. Parente receives an additional $10,000 per year for serving as Chairman of the Audit Committee. Mr. Faber receives an additional $10,000 per year for serving as Chairman of the Nominating and Corporate Governance Committee, $10,000 per year for serving as Lead Director, and $10,000 per year for serving as a member of the Executive Committee. Mr. Mittelstaedt receives an additional $10,000 per year for serving as Chairman of the Strategic Planning Committee. All of such fees are payable in cash quarterly. Messrs. Bond, Coolidge, Klein, and von Köller are also members of the Investment Committee of Carey Asset Management, and each receives a fee of $1,500 per Investment Committee meeting attended. Mr. Coolidge receives an additional $20,000 per year for serving as Chairman of the Investment Committee and $10,000 per year for serving as a member of the Executive Committee. In addition, Messrs. Bond, Klein, von Köller, and Winssinger are members of the Board of Directors of W. P. Carey International LLC, a subsidiary of the Company that structures net lease transactions on behalf of the CPA® REITs outside of the United States (“WPCI”), for which service they receive $10,000 in annual fees. Mr. Bond receives an additional $10,000 per year for serving on the Investment Advisory Committee for WPCI-Asia. Mr. von Köller receives an additional $20,000 in fees per year for serving on the Board of Directors of W. P. Carey & Co. BV, a Netherlands subsidiary of the Company that manages international assets for the Company as well as the CPA® REITs. Mr. Winssinger is a member of the Board of Directors of Carey Storage Asset Management, a subsidiary of the Company, and he receives an additional $25,000 per year for such Board service. Messrs. Wm. Polk Carey, Francis J. Carey, and DuGan, who are officers or employees of W. P. Carey & Co. LLC and/or its subsidiaries, are also Directors and are not paid any Director fees. The compensation received by Messrs. Wm. Polk Carey and DuGan is discussed in the compensation tables for Executive Officers below. Mr. Francis J. Carey, who serves as the Company’s Chief Ethics Officer in addition to serving as the Chairman of the Executive Committee, receives an annual salary of $200,000 from the Company.

DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Name	($)	($)	($)

Trevor P. Bond	130,000	87,482	217,482
Nathaniel S. Coolidge	123,833	87,482	211,315
Eberhard Faber, IV	113,000	87,482	200,482
Benjamin H. Griswold, IV	100,000	87,482	187,482
Lawrence R. Klein	97,500	87,482	184,982
Robert E. Mittelstaedt, Jr.	80,212	87,482	167,694
Charles E. Parente	97,500	87,482	184,982
Karsten von Köller	108,500	87,482	195,982
Reginald Winssinger	109,500	87,482	196,482

(1)	Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standings Codification Topic 718 (“FASB ASC Topic 718”) with respect to awards of Director RSUs received in 2009. There were no option awards, non-equity incentive compensation or nonqualified deferred compensation granted to the Directors during 2009. For each of the Directors, the grant date fair value of each RSU on the respective grant dates, computed in accordance with FASB ASC Topic 718, was: $26.23 on June 11, 2009; and $24.90 on July 1, 2009. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in the 2009 Form 10-K. In October 2008, each of the Directors received a grant of 1,429 RSUs under the Company’s 2009 Non-Employee Directors’ Incentive Plan contingent on the approval of the Company’s shareholders of that Plan, which was obtained at the annual meeting of shareholders held on June 11, 2009, representing a pro rated amount, equal to 75% of the full automatic annual award, for 2008. The awards of 2,008 RSUs on July 1, 2009 represented the full $50,000 automatic annual award for 2009.

The following table reflects Independent Director restricted stock awards, or RSAs, options, and Director RSUs outstanding as of December 31, 2009.

			Total Option
	Total RSAs	Total RSU	Awards	Total Option
	Unvested	Awards(1)	Unvested(1)	Awards Vested
	(#)	(#)	(#)	(#)

Trevor P. Bond	1,196	3,437	1,334	2,666
Nathaniel S. Coolidge	867	3,437	0	4,000
Eberhard Faber, IV	867	3,437	0	0
Benjamin H. Griswold, IV	1,284	3,437	1,334	2,666
Lawrence R. Klein	867	3,437	0	0
Robert E. Mittelstaedt, Jr.	1,116	3,437	1,334	2,666
Charles E. Parente	867	3,437	0	4,000
Karsten von Köller	867	3,437	0	4,000
Reginald Winssinger	867	3,437	0	0

(1)	Director RSUs were immediately vested when granted, but the payout of the underlying shares of Common Stock, which occurs on a one-for-one basis, was required to be deferred until the Director completes his service on the Board.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by each of W. P. Carey & Co. LLC’s nominees for election as Director, each of the named executive officers listed in the Summary Compensation Table below (“NEOs”), all Directors and Executive Officers as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Fractional shares are rounded to the nearest full share. The business address of each of the Directors listed is c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. Except as noted below, none of the shares has been pledged as collateral.

	Amount of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Percentage of Class

Wm. Polk Carey(2)(3)	11,890,167	30.32%
Gordon F. DuGan(2)(4)	716,116	1.83%
Francis J. Carey(2)(5)	503,918	1.28%
Trevor P. Bond(6)(7)	20,431	*
Nathaniel S. Coolidge(6)	12,064	*
Mark J. DeCesaris(2)(8)	95,816	*
Eberhard Faber, IV(9)	33,814	*
Benjamin H. Griswold, IV(6)(10)	101,366	*
Dr. Lawrence R. Klein	6,376	*
Edward V. LaPuma(11)	165,136	*
John D. Miller(2)	10,786	*
Robert E. Mittelstaedt(12)	11,828	*
Charles E. Parente(6)	25,604	*
Dr. Karsten von Köller(6)	14,354	*
Reginald Winssinger	21,593	*
Thomas E. Zacharias(2)(13)	296,960	*
All Directors and Executive Officers as a Group(2) (15 individuals)	13,761,193	35.09%

*	Less than 1%

(1)	Beneficial ownership has been determined in accordance with the rules of the SEC and includes vested Director RSUs and Rollover RSUs, as defined below, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.

(2)	The amounts shown include 1,121 shares that the individual has the right to acquire within 60 days under the Company’s employee stock purchase plan, or ESPP, assuming each individual purchases the maximum number of shares he is eligible to purchase and assuming a per-share purchase price of $22.31 (based on 85% of the price of the Common Stock on the first day of trading under the semi-annual purchase period pursuant to the terms of the ESPP as more fully described under “Equity Compensation Plan Information” below).

(3)	The amount shown includes 7,078,325 shares held by W. P. Carey & Co., Inc. and 85,671 shares held by Carey Asset Management, both of which Mr. Wm. Polk Carey is deemed to beneficially own, and includes 338,447 shares that Mr. Carey has the right to acquire through the exercise of stock options within 60 days under the Company’s 1997 Share Incentive Plan. The amount shown also includes 1 million shares that have been pledged in a margin account.

(4)	The amount shown includes 81,446 shares that Mr. DuGan has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan.

(5)	The amount shown includes 321 shares that Mr. Carey has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan and a total of 206,670 shares held in two grantor retained annuity trusts. The amount shown also includes 292,037 shares that have been pledged in a margin account.

(6)	The amount shown includes 4,000 shares this Director has the right to acquire through the exercise of stock options within 60 days under the 1997 Non-Employee Director Plan.

(7)	The amount shown includes 1,700 shares owned by Mr. Bond’s spouse.

(8)	The amount shown includes 68,750 shares that Mr. DeCesaris has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan. The amount shown also includes 20,749 shares that have been pledged in a margin account.

(9)	The amount shown includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary, and 1,100 shares owned by Mr. Faber’s spouse. It does not include 1,590 shares held by the Faber Foundation.

(10)	The amount shown includes 33,000 shares held by the Benjamin H. Griswold, III Marital Trust and 16,500 shares held by the Benjamin H. Griswold, III Grandchildren’s Trust, of which Mr. Griswold is a trustee, and 2,000 shares owned by Mr. Griswold’s spouse. The amount shown also includes 40,000 shares that have been pledged in a margin account.

(11)	The amount shown includes 6,455 shares that Mr. LaPuma has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan. The remaining ownership information was derived from SEC filings made by Mr. LaPuma through December 24, 2009, which was the date of his resignation from the Company.

(12)	The amount shown includes 2,666 shares that Mr. Mittelstaedt has the right to acquire through the exercise of stock options within 60 days under the 1997 Non-Employee Director Plan.

(13)	The amount shown includes 213,218 shares that Mr. Zacharias has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan and 17,000 shares owned by Mr. Zacharias’ spouse. Mr. Zacharias disclaims beneficial ownership of the shares owned by his spouse.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information regarding the Company’s equity compensation plans as of December 31, 2009:

	Number of Securities
	to be Issued		Weighted-Average		Number of Securities
	Upon Exercise of		Exercise Price of		Remaining Available for
	Outstanding Options,		Outstanding Options,		Future Issuance Under
Plan Category	Warrants and Rights		Warrants and Rights		Equity Compensation Plans

Equity compensation plans approved by security holders	3,095,337	(1)	$27.54	(2)	4,064,985	(3)
Equity compensation plans not approved by security holders	0		0		0

(1)	Reflects outstanding options, RSUs, and performance share units, or PSUs, issued to officers and employees under the 1997 Share Incentive Plan. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount, which at the date of grant was the expected future payment, aggregating 269,750 PSUs, was used; the Maximum Amount that can be issued would be 809,250. Also reflects RSUs granted to directors under the 2009 Non-Employee Directors’ Incentive Plan.

(2)	RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. The Weighted-Average Exercise Price shown is for outstanding options only.

(3)	Includes 3,600,000 shares of Common Stock issuable under the 2009 Share Incentive Plan at December 31, 2009, which may be issued upon the exercise of stock options, as restricted stock, upon vesting of RSUs or PSUs, or as other stock based awards, 294,067 shares issuable under the 2009 Non-Employee Director Incentive Plan, which may be issued upon the exercise of stock options, upon vesting of RSUs or as restricted stock, and

170,918 shares issuable under the ESPP. Under the terms of the ESPP, eligible employees may purchase shares semi-annually with up to a maximum of 10% of eligible compensation (or $25,000, if less). The purchase price is 85% of the lower of the market price of the Company’s stock on the first and last day of each semi-annual purchase period. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Directors, Executive Officers and persons who are the beneficial owners of more than 10% of our shares file reports of their ownership and changes in ownership of our shares with the SEC and to furnish us with copies of all such Section 16 reports that they file. Based upon a review of the copies of such reports furnished to us as filed with the SEC and other written representations that no other reports were required to be filed during the year, W. P. Carey & Co. LLC believes that our Directors, Executive Officers and beneficial owners of 10% or more of our shares were in compliance with the reporting requirements of Section 16(a) of the Securities Act of 1934 during 2009.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

From the Company’s inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. For 2010, the Audit Committee has again engaged PricewaterhouseCoopers LLP as the Company’s independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from shareholders.

Although shareholder ratification of PricewaterhouseCoopers LLP’s appointment is not required by the Company’s bylaws or otherwise, the Company’s Board of Directors is submitting the ratification of PricewaterhouseCoopers LLP’s appointment for the year 2010 to the Company’s shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year 2010 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Committee determines that such a change would be in the Company’s interests.

Vote Required

The ratification of PricewaterhouseCoopers LLP’s appointment requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present. An abstention from voting on a matter will not be considered a vote cast on the matter, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal. If a broker or similar nominee limits on a proxy card the number of shares voted on this proposal or indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-votes will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal.

With respect to Proposal Two, the Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year 2010.

EXECUTIVE OFFICERS

The Company’s Executive Officers are elected annually by the Board of Directors. Detailed information regarding the Executive Officers who are not directors as of the date of this Proxy Statement is set forth below.

Mark J. DeCesaris
AGE: 51

Mr. DeCesaris has served as Acting Chief Financial Officer, Chief Administrative Officer and Managing Director since November 2005. He has also served in the same capacities with CPA®:14, CPA®:15 and CPA®:16 – Global since November 2005, and CPA®:17 – Global since October 2007. Mr. DeCesaris had previously been a consultant to W. P. Carey & Co. LLC’s finance department since May 2005. Prior to joining W. P. Carey & Co. LLC, from 2003 to 2004 Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From 1999 to 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company, where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. Mr. DeCesaris is a licensed Certified Public Accountant and started his career with Coopers & Lybrand in Philadelphia. Mr. DeCesaris graduated from King’s College with a B.S. in Accounting and a B.S. in Information Technology. He currently serves as a member of the Board of Trustees of King’s College and the Board of Trustees of the Chilton Memorial Hospital Foundation and is a member of the American Institute of Certified Public Accountants.

John D. Miller
AGE: 65

Mr. Miller joined W. P. Carey & Co. LLC in 2004 as Vice Chairman of Carey Asset Management and has served as Chief Investment Officer of W. P. Carey & Co. LLC, CPA®:14; CPA®:15 and CPA®:16 – Global since 2005, and CPA®:17 – Global since October 2007. Mr. Miller was a Co-founder of StarVest Partners, L.P., a technology oriented venture capital fund. He was Chairman and President of the StarVest management company from 1998 to 2005 and served on a number of boards of its portfolio companies until the end of the fund’s active investment period in 2005. Mr. Miller continues to retain a Non-Managing Member interest in StarVest. From 1995 to 1998, he served as President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group, where he helped raise and was Co-chair of the Rothschild Recovery Fund. Prior to joining Rothschild in 1995, he held positions at two private equity firms, Credit Suisse First Boston’s Clipper group and Starplough Inc., an affiliate of Rosecliff. Mr. Miller previously served in investment positions at the Equitable, including serving as President and Chief Executive Officer of Equitable Capital Management Corporation, and as head of its corporate finance department. He currently serves on the Board of FX Real Estate and Entertainment Inc. He received his B.S. from the University of Utah and an M.B.A. from the University of Santa Clara.

Thomas E. Zacharias
AGE: 56

Mr. Zacharias joined W. P. Carey & Co. LLC in April 2002 and is head of the Asset Management Department. He currently serves as Chief Operating Officer and Managing Director of W. P. Carey & Co. LLC, CPA®:14, CPA®:15 and CPA®:16 – Global since 2005, and CPA®:17 – Global since October 2007. He has also served as CPA®:16 – Global’s President since 2003. Mr. Zacharias previously served as an Independent Director of CPA®:14 from 1997 to 2001 and CPA®:15 in 2001. Prior to joining W. P. Carey & Co. LLC, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise. Prior to joining MetroNexus in 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998 Mr. Zacharias was a senior officer at Corporate Property Investors, which at the time of its merger into Simon Property Group in 1998 was one of the largest private equity REITs in the United States. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976 and a Masters in Business Administration from Yale School of Management in 1979. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT, and served as a Trustee of Groton School in Groton, Massachusetts between 2003 and 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary.  The Company’s overall objective is to maintain a compensation system that fosters the short-term and long-term goals of the Company and its shareholders. Central to achieving these goals is the motivation of the Company’s senior leadership group to achieve a high level of financial performance. Therefore, variable compensation is tied strongly to Company performance. Incentive compensation payouts are balanced to reflect the Company’s short-term performance during the fiscal year and long-term performance over three-year performance periods.

The Compensation Committee considered a number of factors in determining compensation levels in 2009 for the Named Executive Officers, or NEOs. Among these factors were the Company’s financial and market performance compared to prior years, the 2009 business plan, the performance of a peer group, and the broader economic environment. The Committee determined that 2009 market and financial performance was strong compared to the performance of a peer group, stable compared to 2008 results, and in line with the expectations set forth in the 2009 business plan and that overall the Company performed well in a difficult overall economic climate.

Given these considerations, the Committee decided to deliver incentive pay at a higher level than in 2008, but not so high as to completely restore compensation to 2007 levels. The Committee increased 2009 bonus payouts by 13% from 2008, after having reduced 2008 bonus payouts by 20% from 2007. The Committee also decided to increase 2010 long-term incentive grant values by 19% from 2009, after having reduced 2009 grant values by 36% from 2008. According to market studies performed by its independent compensation consultant in 2008 and 2009, the total compensation opportunities for the NEOs were generally consistent with the median of the peer group for those periods.

Introduction

The Company’s compensation philosophy and its processes for compensating Executive Officers are supervised by the Compensation Committee of the Board of Directors. This Committee currently consists of four Directors, each of whom is independent within the meaning of the New York Stock Exchange Listing Standards. The Compensation Committee’s responsibilities include setting the Company’s executive compensation principles and objectives, setting and approving the compensation of Executive Officers, and monitoring and approving the Company’s general compensation programs.

Its functions include the following:

•	Annually, evaluate the Chief Executive Officer’s performance and approve the Chief Executive Officer’s compensation level based on that evaluation.

•	Annually, review the performance and approve the compensation of Executive Officers in addition to the Chief Executive Officer.

•	Review and approve any changes to the Company’s compensation programs, particularly with respect to incentive compensation plans and equity-based compensation plans.

•	Administer all equity-based plans and monitor shareholder dilution.

•	Retain a compensation consulting firm, on the Compensation Committee’s sole authority, that reports directly to the Committee.

The Compensation Committee relies on input both from management and from its independent compensation consultant, Towers Watson and Company (formerly Watson Wyatt Worldwide), to assist the Committee in making its determinations. The Committee also considers the perspective of the Chairman of the Company, who is the

Company’s largest shareholder. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for Executive Officers from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation and compensation levels for these executives.

Compensation Philosophy:  The Company’s compensation program is designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Committee believes that a blend of incentive programs based on both quantitative and qualitative performance objectives is the most appropriate way to encourage not only the achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. The Compensation Committee relies on a balance of formulaic and qualitative incentive programs, exercising its best judgment and taking into account the many aspects of performance that make up an individual’s contribution to the Company’s success.

Thus, in determining 2009 compensation, the Committee examined a broad range of information on financial performance, as described below. The Committee also reviewed information on the performance of and contributions made by individual Executive Officers and, in doing so, placed substantial reliance on information received from, and the judgment of, the Chairman and the Chief Executive Officer. While the Compensation Committee does take into account independent survey data and public peer group data as market reference points, it does not explicitly target compensation levels at any particular quartile or other reference level. Nevertheless, according to market studies conducted by Towers Watson and Company in 2008 and 2009, the total compensation opportunities for the NEOs were generally consistent with the median of the peer group for those periods.

Outside Compensation Consultant:  Since January 2007, the Compensation Committee has retained an independent compensation consulting firm, Towers Watson and Company, to provide the Committee with ongoing advice and support in relation to the Company’s executive compensation programs. In 2009, Towers Watson and Company analyzed the Company’s executive and director compensation practices and award levels against market and peer group practices generally. That review was intended, among other things, to assist the Compensation Committee in determining appropriate compensation levels for NEOs given 2009 performance. Towers Watson and Company also presented the Committee with historical peer group performance data that the Committee considered in determining 2009 bonus payouts and in setting the 2010-2012 Performance Share Unit metrics and goals, as described below.

2009 Performance Summary

The Compensation Committee considers a number of key financial, market and operational measures in making compensation decisions, including revenue, Earnings Before Interest, Taxes, Depreciation, and Amortization, or EBITDA, Net Income, Operating Margin, Earnings per Share, Adjusted Cash Flow from Operations, Funds From Operations, as Adjusted, or AFFO, assets under management, investment volume, fundraising objectives, market capitalization, stock price appreciation, dividend yield, and total shareholder return, as discussed below. In making compensation decisions for 2009, the Committee considered the Company’s performance relative to prior year performance, the performance of its peers, the Company’s long-term strategy and the broader economic environment. The Committee did not put emphasis on any single metric but rather reviewed the overall results to arrive at a viewpoint on how financial performance compared with prior years and the peer companies and what effect this should have on annual compensation levels.

The Committee concluded that 2009 financial results were stronger and more stable than the Company’s peers. Revenue and profitability declined slightly from 2008, but the decline was less severe than the peer group. Adjusted cash flow from operations increased from 2008 and AFFO remained consistent with 2008. The Company’s financial performance was in the third or upper quartile of the peer group for most measures assessed by the Compensation Committee.

The Committee also concluded that 2009 market performance was strong. The Company’s total shareholder return over the three years ended December 31, 2009 was approximately 5%, which represents the upper quartile of peer group returns. This strong market performance was driven by a share price increase of approximately 18% in 2009 and continued growth of the Company’s dividend. The Company also accomplished a number of strategic goals in 2009, including growing assets under management, successfully managing assets in a challenging environment, refinancing maturing debt, securing financing for new deals and achieving fundraising goals.

The Committee’s 2009 and 2010 compensation decisions reflect these performance considerations. Overall, the Committee determined that the Company had a successful year, particularly given the challenging market environment and difficult business conditions for asset management firms. Actions such as salary adjustments, bonus payout determinations and grants of long-term incentive opportunities were intended to balance the Company’s strong performance relative to the peer group with the fact that financial performance and share price remain below 2007 levels. In light of these performance considerations, the Committee decided to increase 2009 bonus payouts and 2010 long-term incentive grants by 13% and 19%, respectively, partially restoring the 20% and 36% reductions that were implemented last year.

Some of the specific financial results the Committee evaluated were:

Financial Metric	2009 Results	2008 Results

Total Revenues (net of reimbursed expenses)	$187.2 million	$197.4 million
Net Income	$ 69.0 million	$ 78.0 million
Diluted Earnings Per Share	$ 1.74	$ 1.97
Cash flow from operating activities	$ 74.5 million	$ 63.2 million
CPA® REITs Structured Investments	$ 508 million	$ 457 million
CPA® REITs Total Assets	$ 8.2 billion	$ 8.1 billion

The Committee also considered the following supplemental metrics:

Financial Metric(1)	2009 Results	2008 Results

AFFO	$122.9 million	$124.5 million
AFFO (Real Estate Ownership Segment)	$67.3 million	$75.3 million
EBITDA	$131.9 million	$146.2 million
EBITDA (from Investment Management)	$54.2 million	$61.8 million
Adjusted Cash Flow From Operations	$93.9 million	$89.4 million

(1)	The Company believes that these financial measures are useful supplemental measures that assist investors to better understand the underlying performance of its business segments. These financial measures do not represent net income or cash flow from operating activities that are computed in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be considered an alternative to net income or cash flow from operating activities as an indicator of the Company’s financial performance. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Please refer to the Company’s Form 8-K, which was filed with the SEC on February 26, 2010, for a reconciliation of these non-GAAP financial measures to the Company’s consolidated financial statements.

2009 Peer Comparison Group

When determining compensation levels for the NEOs, the Committee considers a number of external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies with whom the Company competes for executive talent. The current peer comparison group is comprised of 13 companies operating in the asset management and real estate asset management industries. The Committee annually reviews the peer group to determine what changes, if any, are appropriate. Prior to 2008, the peer group consisted solely of real estate investment trust companies. In 2008, the Committee changed the peer comparison group to more closely reflect the asset management and managed fund nature of its business. The Committee did not make any changes to the peer comparison group in 2009.

Companies included in the Company’s peer group generally have the following characteristics:

•	Companies operating in the property acquisition, development, management leasing or REIT industries;

•	Companies operating in the asset management or fund administration industries;

•	Companies with a strategic focus on commercial and industrial properties;

•	Companies with revenues, net investment in real estate, and market capitalization roughly equivalent to the Company (revenues, investments and market capitalization of the Company were computed inclusive of such data for its affiliated CPA® REIT funds, for which the Company provides management services, including day-to-day management and responsibility for property acquisitions, refinancing, and sales); and

•	Publicly traded companies.

The peer group for 2009 was the same as for 2008 and consists of the following companies:

AMB Property Corporation	Eaton Vance Corp	Northstar Realty Finance
Affiliated Managers Group	Kimco Realty Corporation	Realty Income Corporation
Alliance Bernstein Holdings	Lexington Realty Trust	Waddell & Reed Financial Inc.
Calamos Asset Management	Liberty Property Trust
Cohen and Steers Inc.	National Retail Properties

Elements of Compensation

The Company uses base salary, annual bonuses, and stock-based awards, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company’s approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards helps to promote a long-term perspective and align management’s interest with that of shareholders of the Company. For 2009, the target mix for total compensation was:

CEO	Other Current NEOs

Base Salary:  The objective of base salary is to reflect job responsibilities and set a minimum baseline for compensation. In most cases, base salaries for Executive Officers are viewed as a significantly less important component of their overall compensation than variable elements of compensation. When setting salary levels, the Committee considered the following factors:

•	the nature and responsibility of the position;

•	the expertise of the individual executive;

•	changes in the cost of living and inflation;

•	the competitive labor market for the executive’s services; and

•	the recommendations of the Chairman and of the Chief Executive Officer with respect to Executive Officers who report to them.

Salary levels for Executive Officers joining the Company are typically set initially by negotiation between the prospective employee and management. Base salaries are subject to annual review by the Committee, which considers competitive market data provided by the Committee’s independent consultants. When considering changes to base salaries for Executive Officers, the Committee also takes into consideration the impact on total compensation. In 2009, the Committee did not adjust the base salaries for the NEOs from the 2008 levels, which had also remained unchanged from 2007.

Annual Cash Incentives:  Annual cash bonuses are intended to motivate Executive Officers to achieve Company goals, align executive pay with shareholder interests, and reward performance, both by the Company as a whole and by the individual Executive Officers. Annual cash incentive payments to NEOs are not based on rigid formulae and are at the discretion of the Compensation Committee. In awarding bonuses to Executive Officers, the Compensation Committee reviewed the Company’s performance compared to prior years and against the public peer group. In addition to the performance metrics described above, the Committee took into account other non-recurring factors that may have affected year-to-year comparisons, such as liquidity events for the CPA® REITs and receipt of deferred performance revenue from a CPA® REIT upon attainment of performance targets, which only occur every few years. The Compensation Committee also considered such additional factors as progress toward achieving financial and non-financial goals and long-term objectives, performance against the pre-set business plan, performance compared to the peer group, and unforeseen changes in the Company’s operating environment during the year.

In light of these performance considerations, the Committee increased the Company-wide bonus pool by 13% from 2008 levels, which equates to a 10% reduction from 2007 levels. The Committee’s intention was to restore half of the 20% bonus pool reduction that occurred in 2008 from 2007.

In determining individual bonus payouts to the NEOs for 2009 performance, the Committee started with the assumption that all officers would be eligible for the 13% increase. They then adjusted bonuses to reflect individual accomplishments and annual performance objectives. These adjustments were based on performance assessments presented to the Committee by Mr. DuGan, and in the case of Mr. DuGan’s bonus, by the independent deliberations of the Compensation Committee. The NEOs received bonus payouts for 2009 performance in the following amounts: Wm. Polk Carey - $880,000; Gordon DuGan - $985,000; Mark DeCesaris - $600,000; Tom Zacharias - $800,000; John Miller - $220,000.

In addition to the annual cash bonus plan, the Company also maintains a short-term incentive, cash commission program exclusively for its investment officers. Commission income under this plan is accrued as a percentage of revenues earned from structuring new investments for the Company’s managed funds. These commission payments are a significant component of overall compensation for the Company’s investment officers and are directly linked to the achievement of quantitative objectives in the CPA® REITs. A portion of the total commission payouts are allocated among the investment officers at the time of transaction and may be adjusted up or down, at the discretion of the Chairman and the Chief Executive Officer and with the recommendation of the department head. The remaining portion of the commissions is set aside into a bonus pool and divided among the investment officers at the end of the year. In 2009, Edward V. LaPuma was the only NEO to participate in this commission program. His total 2009 commission earnings were $436,000, as compared to total 2008 commission earnings of $731,895.

Long-Term Incentive Awards:  In 2008, the Company approved, as a subset of its 1997 Share Incentive Plan, the Long-Term Incentive Plan (“LTIP”), which is designed to reward key managers for high performance and to drive shareholder value and increase assets under management. Under the LTIP, which is now also a subset of the Company’s 2009 Share Incentive Plan, participants are awarded 50% of their annual long-term incentive opportunity in the form of time-vested RSUs and 50% in the form of PSUs. RSUs granted in 2009 vest ratably over three years, with one-third vesting each year starting February 15, 2010. The PSUs are earned at the end of a three year performance cycle. The ultimate number of PSUs that will be earned under the 2009-2011 performance cycle depends on achievement of the following four equally weighted goals:

•	Growth in adjusted cash flow from operations

•	Normalized EBITDA growth

•	Growth in assets under management

•	Three year total shareholder return relative to the Russell 2000 Small Cap Index

PSUs are tied to specific performance goals determined at the beginning of the performance cycle. The Committee approves final goals for each performance cycle after evaluating and modifying goals proposed by

Management. Management’s proposals are based on the Company’s long-term financial plan, historical results and expected results. The Committee considers these recommendations in conjunction with the established long-term business plan of the Company to determine the final goals. From time to time, the committee’s independent consultant assists the Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.

At the end of each performance cycle, the Committee will evaluate the Company’s actual performance compared to the pre-set goals and determine the payout level achieved. There are five potential payout levels corresponding to actual Company performance: miss, which corresponds to no payout; threshold, which corresponds to a payout equal to one half of target; target, which results in the targeted payout level; stretch, which corresponds to a payout equal to two times target, and maximum, which corresponds to a payout of three times target.

The Committee annually reviews the Company’s progress towards achieving the PSU goals. To date, there have been no payouts under the PSU program because the first performance cycle culminates on the last day of the 2010 fiscal year. As of January 2010, PSUs granted under the 2008-2010 performance cycle are on track for “Threshold” achievement which corresponds to a payout equal to 50% of the target amount. PSUs granted under the 2009-2011 performance cycle are on track for achievement of 87.5% of “Target,” which is between “Threshold” and “Target” performance levels.

For the 2009-2011 performance cycle relevant to PSUs awarded in 2009, the Committee approved the following three-year goals:

	Adjusted Cash Flow		Assets Under
	from Operations	Normalized EBITDA	Management Growth	Total Shareholder
	(Average Annual	Growth (Average	(Compounded Annual	Return Relative to
	Growth)	Annual Growth)	Growth)	Russell 2000

Threshold	0%	0%	0%	30th Percentile
Target	3%	3%	3%	40th Percentile
Stretch	6%	6%	7.5%	70th Percentile
Maximum	12%	12%	15%	75th Percentile

Prior to 2008, the Company did not have a formalized or annual recurring equity incentive program but instead periodically awarded stock options and restricted shares to the NEOs to motivate and reward the creation and preservation of long-term shareholder value. When setting target equity grant levels for the NEOs in 2008 under the new LTIP, the Committee considered a number of factors, including outstanding equity granted in prior years and competitive market data from the Company’s public peer group. The value of these grants was generally consistent with competitive market practice.

In 2009, the Committee determined that the number of RSUs and PSUs (at target) awarded to NEOs should be the same as awarded in 2008. Given the change in the price of the Common Stock between the two grant periods, this approach resulted in the value of 2009 equity awards delivered to the NEOs being approximately 36% less than the value delivered in 2008. In 2010, the Committee decided to continue the general practice of granting the same number of RSUs and PSUs regardless of fluctuations in stock price, although certain individuals can receive higher or lower amounts in order to recognize changes in job responsibility, labor market norms or other retention issues or to reflect individual performance. The Committee believes that this practice creates strong alignment with shareholder interests because the NEOs participate directly in shareholder value creation (or decline). Given stock price increases over the period, the grant date fair values of 2010 awards were 19% higher than the grant date fair values of the 2009 awards.

Changes for 2010:  For the 2010-2012 performance cycle relevant to PSUs awarded in 2010, the Committee maintained the same three-year performance goals as the 2009-2011 cycle. This decision was based on the fact that business conditions, as well as the Company’s financial plan and long-term expectations, have not changed significantly from last year. However, the Committee did modify the Normalized EBITDA metric to better reflect the Company’s long-term performance. Prior to 2010, Normalized EBITDA was calculated with an adjustment for items that were not non-recurring on a regular basis. In 2010, the Committee determined that this metric should also be adjusted to reflect the Company’s economic interest in various joint ventures, including the Company’s ownership in the CPA® REIT funds as well as the special general partner interest in CPA®:17 – Global. For example, the Company receives cash dividends on its investment in the CPA® REIT funds and deems those dividends to be the economic interest, rather than its share of the net income of these funds, which includes substantial non-cash expenditures such as depreciation expense and impairment charges. As a result, the Normalized EBITDA metric for 2010 will be modified to reflect the dividends received.

	Adjusted Cash Flow		Assets Under
	from Operations	Adjusted EBITDA	Management Growth	Total Shareholder
	(Average Annual	Growth (Average	(Compounded Annual	Return Relative to
	Growth)	Annual Growth)	Growth)	Russell 2000

Threshold	0%	0%	0%	30th Percentile
Target	3%	3%	3%	40th Percentile
Stretch	6%	6%	7.5%	70th Percentile
Maximum	12%	12%	15%	75th Percentile

Other Compensation and Benefits

Deferred Compensation Plans.  In light of its adoption of the LTIP effective in 2008, the Committee terminated further contributions by executives to the 2005 Partnership Equity Unit Plan, or 2005 PEP. For NEOs, all prior deferrals under the 2005 PEP and its predecessor, the Partnership Equity Unit Plan, which are collectively referred to in this proxy statement as the PEP Plans, are now maintained in the Company’s Deferred Compensation Plan, pursuant to elections offered in 2008 through which participants chose specified payment dates for deferral amounts.

The purpose of the PEP Plans was to align the interests of the Company’s highly-compensated officers with the interests of investors in the CPA® REITs, in a tax-advantaged manner, through the use of phantom equity in those funds. In the Committee’s view, the LTIP provides a strong alignment with the interests of the Company shareholders. In 2008, PEP Plan participants who were then current employees were given the opportunity to convert their deemed interests in the PEP Plans, or PEP Units, for a deemed equity investment in the Company in the form of RSUs. This conversion took place on June 15, 2009, providing participants with a number of RSUs equal to the equivalent value of the Common Stock as previously held in interests through the PEP Plans. These “Rollover RSUs,” like the underlying PEP Units, were fully vested but receipt of the underlying shares of Common Stock was required to be deferred by the participants for a minimum of two years.

Awards under the LTIP may be deferred if approved by the Committee and are subject to the requirements of Section 409A of the Internal Revenue Code. For awards of RSUs in 2009, the following NEOs elected to defer receipt of the underlying shares in accordance with the terms of the Company’s Deferred Compensation Plan: Mr. DuGan (18,400).

Benefits and Perquisites.  The Company does not maintain any defined-benefit pension plans. The Company does maintain a profit-sharing plan, a 401(k) plan, and the ESPP, under which eligible employees may purchase Company stock at a discount of 15% of the market price of the Common Stock on the first or last day of the semi-annual purchase period, whichever is lower. These plans are generally available to all employees. Certain perquisites, as described in the Summary Compensation Table below, are available to a more limited group of officers that includes the NEOs. These perquisites are not deemed by the Company to constitute a material element of compensation.

Employment Agreements

The Company may from time to time enter into employment contracts when it deems it to be advantageous in order to attract or retain certain individuals. Currently, none of the NEOs has such an agreement. The Company from time to time also enters into agreements with its officers and other employees in connection with their separation from the Company.

Other Considerations

The Company does not have any equity or other security ownership requirements or guidelines. The Company has been advised by counsel that it is not subject to Section 162(m) of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE

Benjamin H. Griswold, IV, Chairman
Trevor P. Bond
Charles E. Parente
Reginald Winssinger

SUMMARY COMPENSATION TABLE

All management functions of W. P. Carey & Co. LLC are provided by its wholly-owed subsidiaries, Carey Asset Management and Carey Management Services. All policy-making functions are carried out by Executive Officers of Carey Asset Management or Carey Management Services, who generally hold the same titles as officers of W. P. Carey & Co. LLC. The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2009, 2008 and 2007. Our NEOs are our Chief Executive Officer, Acting Chief Financial Officer and the three other most highly compensated Executive Officers at December 31, 2009 as determined by their total compensation in the table below, which is calculated in accordance with SEC Rules, as well as one former Executive Officer who, but for the fact that he was no longer serving in such capacity at December 31, 2009, would have been in the top three other most highly compensated Executive Officers on that date as determined by his total compensation in the table below.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary(1)	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Wm. Polk Carey	2009	300,000	880,000	940,608	0	0	175,611	2,296,219
Chairman	2008	300,000	800,000	1,045,304	0	0	141,204	2,286,508
	2007	300,000	1,000,000	0	30,136	49,254	102,844	1,482,234
Gordon F. DuGan	2009	600,000	985,000	940,608	0	0	261,209	2,786,817
CEO	2008	600,000	896,000	1,045,304	0	0	220,473	2,761,777
	2007	600,000	1,120,000	0	46,320	62,280	160,171	1,988,771
Mark J. DeCesaris	2009	250,000	600,000	447,300	0	0	100,404	1,397,704
Acting CFO	2008	250,000	500,000	497,088	0	0	94,470	1,341,558
	2007	250,000	625,000	0	11,992	7,884	76,187	971,063
Thomas E. Zacharias	2009	350,000	800,000	639,000	0	0	159,129	1,948,130
COO	2008	350,000	760,000	710,025	0	0	142,648	1,962,774
	2007	350,000	950,000	0	24,716	19,077	119,059	1,462,851
John D. Miller	2009	250,000	220,000	127,800	0	0	43,439	641,239
Chief Investment	2008	250,000	220,000	142,025	0	0	42,303	654,328
Officer	2007	250,000	275,000	0	3,915	6,168	40,097	575,180
Edward V. LaPuma(5)	2009	300,000	0	0	0	0	1,677,709	1,977,709
Former Managing	2008	300,000	175,000	0	0	0	3,742,487	4,217,487
Director	2007	300,000	0	0	86,831	1,392,377	2,076,255	3,855,462

(1)	The amounts in the Bonus column represent bonuses paid in February 2010 for performance in 2009. Certain amounts of salary and bonus payments reported in this table for the year 2007 were deferred under the 2005 PEP. Further deferrals under the 2005 PEP were terminated effective December 31, 2007. See the Non-Qualified Deferred Compensation Table below.

(2)	Amounts in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718, with respect to, for 2007, awards of time-based restricted shares and options to acquire Common Stock and, for 2008 and 2009, awards of RSUs and PSUs granted under the 1997 Share Incentive Plan. For Mr. LaPuma, the amounts in these columns for 2007 also include awards of time-based restricted interests and options to acquire interests in WPCI, which he exercised in 2008. For details of the individual grants of RSUs and PSUs during 2009, please see the Grants of Plan-Based Awards Table below. There were no forfeitures of RSUs and PSUs by any of the NEOs during 2009. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in the 2009 Form 10-K. If the Maximum payment level is reached, the aggregate grant date fair value of the PSUs granted in 2009 would be: $1,515,792 for each of Messrs. Carey and DuGan, $720,825 for Mr. DeCesaris, $1,029,750 for Mr. Zacharias, and $205,950 for Mr. Miller. If the Maximum payment level is reached, the grant date fair value of the PSUs granted in 2008 would be: $1,324,248 for each of Messrs. Carey and DuGan, $629,738 for Mr. DeCesaris, $899,625 for Mr. Zacharias, and $179,925 for Mr. Miller. Rollover RSUs received in 2009 upon conversion of balances held by the NEOs under the PEP Plan are not shown in the table above because the PEP Plan balances were reported in previous years, but they are reflected in the Option Exercise and Stock Vested table below.

(3)	The amounts shown in 2007 for Messrs. Carey, DuGan, DeCesaris, Zacharias and Miller represent previously deferred interest, computed at a 6% rate, that was paid in June 2007 with respect to cumulative bonus amounts deferred by the NEOs, and also include interest on cumulative commission and commission bonus amounts deferred by Mr. La Puma, from 2004 through 2006. Such cumulative amounts deferred were $665,000 for Mr. Carey, $811,817 for Mr. DuGan, $225,000 for Mr. DeCesaris, $435,000 for Mr. Zacharias, $135,000 for Mr. Miller, and $1,004,424, inclusive of cumulative commission bonus ($581,686) and commission ($422,738) amounts, for Mr. LaPuma. Mr. LaPuma also received a bonus payment of $1,322,873 for 2007, which is included in the Bonus column.

(4)	The All Other Compensation column includes, in addition to the perquisites and personal benefits described below, the following amounts for 2009: compensation related to Company contributions on behalf of the NEOs to the Company sponsored profit sharing plan, including forfeitures ($37,285 for each NEO, other than Mr. Miller, for whom the amount was $32,500); dividends on unvested restricted stock ($12,410 for Mr. Zacharias), unvested RSUs ($100,222 for Mr. Carey, $127,555 for Mr. DuGan, $31,297 for Mr. DeCesaris, $61,461 for Mr. Zacharias and $94,020 for Mr. LaPuma), and PEP Units ($38,104 for Mr. Carey, $61,891 for Mr. DuGan, $20,863 for Mr. Zacharias, and $80,853 for Mr. LaPuma); and for Mr. LaPuma, commission compensation earned in connection with structuring net lease transactions ($436,000), a capital distribution from WPCI for personal tax liability ($719,660), payment by the Company of life insurance premiums ($15,000), and the payment of $250,000 for his legal fees incurred in connection with his separation agreement, which were paid by the Company pursuant to that agreement. Perquisites and personal benefits for each NEO include: except for Messrs. Carey and Miller, automobile use (depreciation), plus related expenses attributable to personal use; except for Messrs. Carey, DeCesaris and Miller, club dues attributable to personal use; and for Mr. LaPuma, $25,600 for health care reimbursement.

(5)	Mr. LaPuma resigned from the Company and all affiliated entities, effective as of December 24, 2009, pursuant to a mutually agreed separation agreement. Prior thereto, Mr. LaPuma’s salary was governed by the provisions of his employment agreement with the Company.

GRANTS OF PLAN-BASED AWARDS

The following table provides information on PSUs and RSUs granted to our NEOs in 2009.

					All Other
					Stock
		Estimated Future Payouts Under			Awards:	Grant Date Fair
		Equity Incentive Plan Awards(1)			Number of	Value of
		Threshold	Target	Maximum	Units(2)	Stock Awards(3)
Name	Grant Date	(#)	(#)	(#)	(#)	($)

Wm. Polk Carey	1/21/09	9,200	18,400	55,200		505,264
	1/21/09				18,400	435,344
Gordon F. DuGan	1/21/09	9,200	18,400	55,200		505,264
	1/21/09				18,400	435,344
Mark J. DeCesaris	1/21/09	4,375	8,750	26,250		240,275
	1/21/09				8,750	207,025
Thomas E. Zacharias	1/21/09	6,250	12,500	37,500		343,250
	1/21/09				12,500	295,750
John D. Miller	1/21/09	1,250	2,500	7,500		68,650
	1/21/09				2,500	59,150
Edward V. LaPuma	—	—	—	—	—	—

(1)	Reflects awards of PSUs under of the Company’s 1997 Share Incentive Plan, which may vest on February 15, 2012 at the end of a three-year performance cycle depending on the achievement of certain criteria, as described under “Compensation Discussion and Analysis” above. Dividend equivalents are accrued and paid at the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the date of distribution but only to the extent that the PSUs vest.

(2)	Reflects awards of RSUs under the 1997 Share Incentive Plan, which vest in three equal installments commencing on February 15, 2010. Dividend equivalents are paid concurrently with the payment of dividends on the shares of Common Stock underlying the RSUs contingent upon the individual’s continued employment.

(3)	The grant date fair value is calculated in accordance with FASB ASC 718 and for PSUs is based upon the Target value, which at the date of grant was the expected future payment. See the amounts under Stock Awards and Option Awards for 2009 in the Summary Compensation Table above. For additional information on the valuation assumptions, refer to Note 14 to the consolidated financial statements included in the 2009 Form 10-K. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value that may be realized by the NEO. The table above does not include Rollover RSUs, which are reflected in the Option Exercises and Stock Vested Table below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table sets forth certain information with regard to all unexercised options and all unvested awards of restricted stock, RSUs and PSUs held by our NEOs on December 31, 2009.

	Option Awards(1)						Stock Awards(1)
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market or
				Equity					Plan Awards:	Payout
				Incentive				Market	Number of	Value of
				Plan Awards:				Value of	Unearned	Unearned
			Number of	Number of			Number of	Shares or	Shares, Units	Shares, Units
		Number of	Securities	Securities			Shares or	Units of	or Other	or Other
		Securities	Underlying	Underlying			Units of Stock	Stock that	Rights that	Rights that
		Underlying	Unexercised	Unexercised	Option	Option	that have	have not	have not	have not
		Options	Options	Unearned	Exercise	Expiration	not Vested	Vested	Vested	Vested
Name	Grant Date	(#) Exercisable	(#) Unexercisable	Options (#)	Price ($)	Date	(#)	($)	(#)	($)

Wm. Polk Carey	01/02/01	150,000	0	0	$18.26	01/02/11
	04/01/02	182,725	0	0	23.00	03/31/12
	12/31/02	4,091	2,727	0	24.75	12/31/12
	06/30/04	1,587	6,346	0	29.78	06/30/14
	12/31/04	46	184	0	35.16	12/31/14
	06/30/05	0	6,501	0	29.28	06/30/15
	12/31/05	0	266	0	25.36	12/31/15
	06/30/06	0	3,786	0	25.32	06/30/16
	12/31/06	0	224	0	30.07	12/31/16
	06/30/07	0	8,328	0	31.45	06/30/17
	12/31/07	0	1,220	0	33.20	12/31/17
	01/02/08						12,267	339,551	9,200	254,656
	01/21/09						18,400	509,312	18,400	509,312
Gordon F. DuGan	12/31/02	4,091	2,727	0	24.75	12/31/12
	12/31/03	442	664	0	30.52	12/31/13
	02/15/04	50,000	50,000	0	29.70	02/15/14
	06/30/04	1,856	7,423	0	29.78	06/30/14
	12/31/04	340	1,361	0	35.16	12/31/14
	06/30/05	0	13,026	0	29.28	06/30/15
	12/31/05	0	2,252	0	25.36	12/31/15
	06/30/06	0	6,781	0	25.32	06/30/16
	12/31/06	0	1,796	0	30.07	12/31/16
	06/30/07	0	12,335	0	31.45	06/30/17
	12/31/07	0	2,440	0	33.20	12/31/17
	01/02/08						12,267	339,551	9,200	254,656
	01/21/09						18,400	509,312	18,400	509,312
Mark J. DeCesaris	02/15/06	12,500	12,500	0	26.19	02/15/16	3,000	83,040
	05/15/06	37,500	12,500	0	26.99	05/15/16
	06/30/07	0	2,876	0	31.45	06/30/17
	12/31/07	0	1,017	0	33.20	12/31/17
	01/02/08						5,834	161,485	4,375	121,100
	01/21/09						8,750	242,200	8,750	242,200
Thomas E. Zacharias	04/01/02	75,000	0	0	23.00	03/31/12
	12/31/03	88	133	0	30.52	12/31/13
	02/15/04	25,000	25,000	0	29.70	02/15/14	5,000	138,400
	06/30/04	544	2,176	0	29.78	06/30/14
	12/31/04	86	344	0	35.16	12/31/14
	06/30/05	0	3,974	0	29.28	06/30/15
	12/31/05	0	532	0	25.36	12/31/15
	03/10/06	75,000	25,000	0	26.00	03/10/16
	06/30/06	0	2,613	0	25.32	06/30/16
	12/31/06	0	449	0	30.07	12/31/16
	06/30/07	0	6,482	0	31.45	06/30/17
	12/31/07	0	1,423	0	33.20	12/31/17
	01/02/08						8,334	230,685	6,250	173,000
	01/21/09						12,500	346,000	12,500	346,000
John D. Miller	06/30/06	0	98	0	25.32	06/30/16
	06/30/07	0	794	0	31.45	06/30/17
	12/31/07	0	508	0	33.20	12/31/17
	01/02/08						1,667	46,143	1,250	34,600
	01/21/09						2,500	69,200	2,500	69,200

	Option Awards(1)						Stock Awards(1)
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market or
				Equity					Plan Awards:	Payout
				Incentive				Market	Number of	Value of
				Plan Awards:				Value of	Unearned	Unearned
			Number of	Number of			Number of	Shares or	Shares, Units	Shares, Units
		Number of	Securities	Securities			Shares or	Units of	or Other	or Other
		Securities	Underlying	Underlying			Units of Stock	Stock that	Rights that	Rights that
		Underlying	Unexercised	Unexercised	Option	Option	that have	have not	have not	have not
		Options	Options	Unearned	Exercise	Expiration	not Vested	Vested	Vested	Vested
Name	Grant Date	(#) Exercisable	(#) Unexercisable	Options (#)	Price ($)	Date	(#)	($)	(#)	($)

Edward V. LaPuma	12/31/02	1,903	1,268	0	24.75	12/31/12
	06/30/03	676	1,015	0	29.94	06/30/13
	12/31/03	2,442	3,662	0	30.52	12/31/13
	06/30/04	865	3,458	0	29.78	06/30/14
	12/31/04	572	2,288	0	35.16	12/31/14
	06/30/05	0	11,449	0	29.28	06/30/15
	12/31/05	0	4,578	0	25.36	12/31/15
	06/30/06	0	5,065	0	25.32	06/30/16
	12/31/06	0	3,689	0	30.07	12/31/16
	06/30/07	0	15,788	0	31.45	06/30/17
	12/31/07	0	13,478	0	33.20	12/31/17

(1)	The option, RSA, PSU, and RSU awards listed above vest over the following periods:

Option Awards:

•	Grants dated June 30th or December 31st represent options granted in connection with the 2005 PEP, which are vested upon grant but become exercisable in equal annual installments on the fifth through ninth anniversaries of the grant date (“PEP Options”).

•	Grants dated 1/2/01 and 4/1/02 vested in equal annual installments over three years on the anniversary of the grant date.

•	Grants dated 2/15/04 and 2/15/06 vest in equal annual installments over four years beginning on January 1st of year 2008 through 2011. These options originally were scheduled to vest in years 5 through 9; in October 2007, the Board modified the vesting period of these grants to the current schedule.

•	Grants dated 3/10/06 and 5/15/06 vest in equal annual installments over four years on the anniversary of the grant date.

Stock Awards:

•	RSA grant dated 2/15/04 vests 2,000 shares each in years one and two; 3,000 shares each in years three and four; and 5,000 shares each in years five and six.

•	RSA grant dated 2/15/06 vests in equal annual installments over four years on the anniversary of the grant date.

•	RSU grants dated 1/2/08 vest in three equal annual installments commencing on January 2, 2009.

•	PSU grants dated 1/2/08 are shown under Equity Incentive Plan Awards columns and reflect the Threshold Amount of PSUs that may vest on January 2, 2011 if certain performance criteria are met.

•	RSU grants dated 1/21/09 vest in three equal annual installments commencing on February 15, 2010.

•	PSU grants dated 1/21/09 are shown under Equity Incentive Plan Awards columns and reflect the Target Amount of PSUs that may vest on February 15, 2012 if certain performance criteria are met.

All market values are based on the $27.68 closing price of the Common Stock on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table contains information about shares acquired by the NEOs upon the exercise of stock options or vesting of RSAs and RSUs during 2009.

	Option Awards			Stock Awards
	Number of Shares	Value Realized on		Number of Shares		Value Realized on
	Acquired on Exercise	Exercise		Acquired on Vesting		Vesting(1)
Name	(#)	($)		(#)		($)

Wm. Polk Carey	0	0		6,133	(1)	143,451	(1)
				45,405	(2)	1,181,892	(2)
Gordon F. DuGan	3,874	99,709	(3)	6,133	(1)	143,451	(1)
				72,794	(2)	1,894,828	(2)
Mark J. DeCesaris	0	0		2,916	(1)	68,205	(1)
				5,196	(2)	135,252	(2)
				3,000	(4)	65,070	(4)
Thomas E. Zacharias	0	0		4,166	(1)	97,443	(1)
				24,208	(2)	630,134	(2)
				5,000	(4)	108,450	(4)
John D. Miller	0	0		833	(1)	19,484	(1)
				1,855	(2)	48,286	(2)
Edward V. LaPuma	4,368	124,663	(3)	94,208	(2)	2,452,234	(2)

(1)	Represents the number of RSUs vested and underlying shares received on January 2, 2009 upon the vesting of the first tranche of RSUs granted under the LTIP in 2008, with the Value Realized in Vesting equal to the product of the RSUs vested and $23.29, which was the closing price of the Common Stock on that date.

(2)	Represents the number of Rollover RSUs received on June 15, 2009 upon the conversion of PEP Units at the election of the NEO effective as of December 31, 2008. Because the related PEP Units were vested, all Rollover RSUs were automatically vested when issued, but receipt of all of the underlying shares was required to be deferred by each NEO for a period selected by them but in no event less than two years. The Value Realized Upon Vesting is equal to the product of the number of Rollover RSUs vested and $26.03, the closing price of the Common Stock on that date.

(3)	In accordance with SEC Rules, the Value Realized on Exercise was calculated by subtracting the grant price of the related option ($23.00 for both Mr. DuGan and Mr. LaPuma) from the fair market value of the Common Stock, as determined under the 1997 Share Incentive Plan, on the date of exercise ($25.74 on June 19, 2009 for Mr. DuGan and $28.54 on December 28, 2009 for Mr. LaPuma). Mr. DuGan’s option was exercisable for a total of 75,000 shares, of which 71,126 shares were withheld at his election in payment for both the total exercise price and his tax withholding obligation upon exercise. Mr. LaPuma’s option was exercisable for a total of 36,000 shares, of which 31,632 shares were withheld at his election in payment for both the total exercise price and his tax withholding obligation upon exercise.

(4)	Represents the number of shares received upon vesting of RSAs on February 15, 2009, with the Value Realized on Vesting equal to the product of the number of RSAs and $21.69, which was the closing price of the Common Stock on that date.

PENSION PLANS

W. P. Carey & Co. LLC does not maintain a qualified deferred benefit plan and did not provide pension benefits to its NEOs for the fiscal year ended December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the aggregate earnings and withdrawals in 2009 for the NEOs under our PEP Plans through June 15, 2009, when balances in the PEP Plans for all NEOs were rolled over to the Company’s Deferred Compensation Plan pursuant to elections by the NEOs effective as of December 31, 2008 and converted to Rollover RSUs, and under our Deferred Compensation Plan from June 15, 2009 through December 31, 2009. The Aggregate Balance at December 31, 2009 represents the value of the Rollover RSUs held by the NEOs at year end, which is equal to the product of the number of Rollover RSUs and $27.68, the closing price of the underlying Common Stock on that date.

	Aggregate Earnings	Aggregate	Aggregate Balance
	in Last Fiscal	Withdrawals/	at Last Fiscal Year
	Year(1)	Distributions(2)	End(3)
Name	($)	($)	($)

Wm. Polk Carey	83,420	(83,420)	1,256,866
Gordon F. DuGan	134,540	(134,540)	2,014,938
Mark J. DeCesaris	9,744	(9,744)	143,825
Thomas E. Zacharias	45,022	(45,022)	670,077
John D. Miller	3,478	(3,478)	51,346
Edward V. LaPuma	174,873	(174,873)	2,607,677

(1)	The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents on PEP Units held through June 15, 2009, the date balances were converted to Rollover RSUs, plus dividend equivalents on the Rollover RSUs from that date through December 31, 2009.

(2)	The Aggregate Withdrawals/Distributions column represents distributions in 2009 from the PEP Plans of dividend equivalents paid through the June 15, 2009 conversion date, plus dividend equivalents on the Rollover RSUs paid from that date through December 31, 2009.

(3)	Balances in the PEP Plans for all NEOs were rolled over to the Company’s Deferred Compensation Plan pursuant to elections by the NEOs effective as of December 31, 2008 and converted to Rollover RSUs on June 15, 2009. Accordingly, there was no aggregate balance in the PEP Plans for the NEOs as of December 31, 2009. The amounts shown represent the product of the number of Rollover RSUs and $27.68, the closing price of the underlying Common Stock on December 31, 2009.

The Company’s Deferred Compensation Plan also allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs, as more fully described in “Compensation Discussion and Analysis” above. No such deferrals occurred with respect to any amounts otherwise payable in 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

None of the NEOs as of December 31, 2009 had an employment, severance or change in control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit.

Edward V. LaPuma resigned from the Company pursuant to a mutually agreed separation. As part of this separation, the Company effected the purchase of Mr. LaPuma’s substantial minority interest in WPCI, for cash, at a negotiated fair market value of $15,380,000. The Company also agreed to pay the $250,000 in legal fees incurred by Mr. LaPuma in connection with the negotiation of his separation and this associated interest purchase.

The following table sets forth the amounts each NEO as of December 31, 2009 would have received upon termination of employment with the Company on that date for each of the reasons detailed below. The amounts set forth in the table assume a termination event occurred on December 31, 2009 and that the value of the Common Stock was $27.68 per share, based on the closing price of the Common Stock on December 31, 2009. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation and may differ from the amounts set forth in the tables below.

		Termination by the
		Company for	Involuntary	Change
Named Executive Officer	Death/Disability	Cause	Dismissal	in Control(5)	Retirement

Wm. Polk Carey
Options(1)	$0	$0	$0	$17,545	$0
RSAs(2)	0	0	0	0	0
RSUs(3)	848,863	0	0	848,863	0
PSUs(4)	509,312	0	509,312	3,055,872	509,312

TOTAL	$1,358,175	$0	$509,312	$3,922,280	$509,312

Gordon F. DuGan
Options(1)	$0	$0	$0	$28,670	$0
RSAs(2)	0	0	0	0	0
RSUs(3)	848,863	0	0	848,863	0
PSUs(4)	509,312	0	509,312	3,055,872	509,312

TOTAL	$1,358,175	$0	$509,312	$3,933,405	$509,312

Mark J. DeCesaris
Options(1)	$27,250	$0	$0	$27,250	$0
RSAs(2)	83,040	0	0	83,040	0
RSUs(3)	403,685	0	0	403,685	0
PSUs(4)	242,200	0	242,200	1,453,200	242,200

TOTAL	$756,175	$0	$242,200	$1,967,175	$242,200

Thomas E. Zacharias
Options(1)	$42,000	$0	$0	$49,401	$0
RSAs(2)	138,400	0	0	138,400	0
RSUs(3)	576,685	0	0	576,685	0
PSUs(4)	346,000	0	346,000	2,076,000	346,000

TOTAL	$1,103,085	$0	$346,000	$2,840,486	$346,000

John D. Miller
Options(1)	$0	$0	$0	$231	$0
RSAs(2)	0	0	0	0	0
RSUs(3)	115,343	0	0	115,343	0
PSUs(4)	69,200	0	69,200	415,200	69,200

TOTAL	$184,543	$0	$69,200	$530,774	$69,200

(1)	Upon termination of employment by reason of death or disability, options may be exercised to the extent exercisable upon termination (or to the full extent, at the Compensation Committee’s discretion) for a period of six months from death or twelve months from termination by reason of disability, limited in each case by the expiration date of the options. The post-termination exercise periods may be extended by the Committee. Upon termination of employment for cause, as defined in the 1997 Share Incentive Plan and the 2009 Share Incentive Plan, options immediately terminate, except that the Committee can determine otherwise, limited in the 1997 Share Incentive Plan to providing a 30-day exercise period. Upon any other termination, unvested options are forfeited upon termination, and in the case of a termination by the Company optionees have a 30 day period from termination to exercise vested options. However, options granted under the 1997 Share Incentive Plan in connection with the PEP Plan were vested upon grant and become exercisable in equal annual installments on the fifth through ninth anniversary of the grant date, and the options remain exercisable until ten years from the grant date, even if the optionee is no longer employed by the Company.

(2)	Upon termination of employment by reason of death or disability, RSAs become fully vested on the date of death or disability. In all other cases, unvested shares are forfeited upon termination.

(3)	Upon termination of employment by reason of death or disability, RSUs (other than Rollover RSUs) become fully vested on the date of death or disability. In all other cases, unvested RSUs are forfeited upon termination. Rollover RSUs received in connection with the conversion of PEP units were fully vested upon issuance, but payout of the underlying shares was required to be deferred for a minimum of two years. Rollover RSUs are payable in accordance with the employees’ elections, except that Rollover RSUs are automatically payable upon a separation from service in the event that the employee has not yet attained age 55.

(4)	Each of the 1997 Share Incentive Plan and the 2009 Share Incentive Plan generally provides that PSUs automatically terminate upon a participant’s termination of service for any reason but that the Committee has the discretion to determine otherwise. Under the PSU award agreements approved by the Committee, if a participant’s employment terminates for any reason other than disability, involuntary dismissal, retirement or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee’s discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the prorated values shown reflect the ultimate achievement of Target levels, which at the date of grant was the expected future payment, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached.

(5)	The terms of the Company’s outstanding equity awards provide that, in the event of a change of control, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company incorporates it by specific reference.

The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey & Co. LLC’s fiscal 2009 audited financial statements and management’s report of internal controls over financial reporting.

The audit functions of the Committee focus on the adequacy of W. P. Carey & Co. LLC’s internal controls and financial reporting procedures, the performance of W. P. Carey & Co. LLC’s internal audit function and the independence and performance of W. P. Carey & Co. LLC’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey & Co. LLC’s financial reporting. The Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Committee held four regularly scheduled quarterly meetings during 2009 and also met four additional times.

Management has primary responsibility for W. P. Carey & Co. LLC’s financial statements and management’s report of internal controls over financial reporting and the overall reporting process, including W. P. Carey & Co. LLC’s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and discusses with the Committee any issues they believe should be raised with us. The Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.

The Committee has reviewed and discussed the audited financial statements and management’s report of internal controls over financial reporting with the management of W. P. Carey & Co. LLC. The Directors who serve on the Audit Committee are all “independent” as defined in the New York Stock Exchange listing standards and applicable rules of the Securities and Exchange Commission.

The Committee has discussed with the Company’s Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm’s communication with the Committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey & Co. LLC. Based on review and discussions of the audited financial statements and management’s report on internal control over financial reporting of W. P. Carey & Co. LLC with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee:

Charles E. Parente, Chairman
Trevor P. Bond
Nathaniel S. Coolidge
Eberhard Faber, IV

Financial Expert

The Board of Directors has determined that Charles E. Parente, who is an Independent Director and Chairman of the Audit Committee, is a “financial expert” as defined in Item 407 of SEC Regulation S-K under the Securities Exchange Act of 1934.

Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2009 and 2008

The following table sets forth the approximate aggregate fees billed to W. P. Carey & Co. LLC during fiscal years 2009 and 2008 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2009	2008

Audit Fees(1)	$724,224	$904,474
Audit-Related Fees(2)	0	0
Tax Fees(3)	663,170	653,283
All Other Fees	0	0

Total Fees	$1,387,394	$1,557,757

(1)	Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey & Co. LLC’s fiscal 2009 and 2008 financial statements included in the Company’s Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2009 and 2008, and other audit services including certain statutory audits and SEC registration statement review and the related issuance of comfort letters and consents.

(2)	Audit-Related Fees: This category consists of audit related services performed by PricewaterhouseCoopers LLP and includes services, if any, in connection with audits of the Company’s benefit plan.

(3)	Tax Fees: This category consists of fees billed to W. P. Carey & Co. LLC by PricewaterhouseCoopers LLP for tax compliance services and consultation in connection with transactions.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve audit and permissible non-audit services provided by the Company’s Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee’s next scheduled meeting, the Committee has delegated to its Chairman, Mr. Parente, the authority to approve such services on its behalf, provided that such action is reported to the Committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in 2009 and 2008 shown in the table above.

CORPORATE GOVERNANCE

Nominating Procedures

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our By-Laws, which is set forth in more detail in “Shareholder Proposals and Other Communications” below.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee’s qualifications. As set forth in our Corporate Governance Guidelines, there are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the background, skills, expertise, characteristics and time to make a significant contribution to the Board, W. P. Carey & Co. LLC and its shareholders. At least annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the balance of management Directors and Independent Directors, the need for Audit Committee or other expertise, and the qualifications of other potential nominees. Although there is no specific policy regarding diversity, the Committee seeks to achieve diversification in the qualifications of nominees, such as business experience versus an academic background or expertise in different industries, professions, and geographic areas. In connection with its evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Shareholder Proposals and Other Communications

Shareholder Proposals.  The date by which shareholder proposals must be received by W. P. Carey & Co. LLC for inclusion in proxy materials relating to the 2011 Annual Meeting of Shareholders is December 31, 2010 and must meet the other requirements of SEC Rule 14a-8.

In order for proposals submitted outside of Rule 14-a-8 to be considered at the 2011 Annual Meeting, shareholder proposals, including shareholder nominations for Director, must comply with the advance notice and eligibility requirements contained in W. P. Carey & Co. LLC’s By-Laws. The By-Laws provide that shareholders are required to give advance notice to W. P. Carey & Co. LLC of any business to be brought by a shareholder before an annual shareholders’ meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Secretary of W. P. Carey & Co. LLC. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, any shareholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2011 Annual Meeting of Shareholders must be received by W. P. Carey & Co. LLC not earlier than February 10, 2011 and not later than March 12, 2011, being, respectively, 120 and 90 days prior to June 10, 2011, which is the first anniversary of the Annual Meeting. However, in the event that the date of the Annual Meeting of Shareholders in 2011 is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such changed annual meeting date and not later than the close of business on the later of the 90th day prior to such changed annual meeting date or the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to SEC Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected);

•	as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they may appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner.

A copy of the Company’s By-Laws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Secretary, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a shareholder wishes to raise at any annual meeting, including those matters raised other than pursuant to SEC Rule 14a-8. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by W. P. Carey & Co. LLC may confer discretionary authority to vote on such proposal.

Communication with the Board.  Shareholders and other interested persons who wish to send communications on any topic to the Board, the Lead Director, or the Independent Directors as a group may do so by writing to the Lead Director, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which the Corporate Secretary, Susan C. Hyde, monitors communications and provides copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications and for providing copies or summaries of such communications to the Directors as she considers appropriate.

Director Independence

In recent years, the Board has strengthened the Company’s corporate governance practices, including by its adoption of W. P. Carey & Co. LLC’s Corporate Governance Guidelines. The Guidelines meet or exceed the Listing Standards adopted by the New York Stock Exchange. The Guidelines, which include the Company’s definition of Independent Director, can be found in the “Investor Relations” section of W. P. Carey & Co. LLC’s website (www.wpcarey.com).

Pursuant to the Guidelines, the Board undertook its annual review of Director independence in March 2010. During this review, the Board considered transactions and relationships between each Director and nominee or any member of his or her immediate family and W. P. Carey & Co. LLC and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between Directors and nominees or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

The New York Stock Exchange also requires that the Board of Directors determine whether a Director is “independent” for purposes of the Exchange’s Listing Standards. The Nominating and Corporate Governance Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of “independence” under the Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as “independent” in this Proxy Statement has a material relationship with W. P. Carey & Co. LLC that would interfere with his independence from the Company and its Management.

As a result of the Board’s annual review, the Board has affirmatively determined that Messrs. Bond, Coolidge, Faber, Griswold, Klein, Mittelstaedt, Parente, von Köller, and Winssinger are independent of the Company and its Management under the standards set forth in the Company’s Corporate Governance Guidelines and the New York Stock Exchange Listing Standards and for the purpose of serving on the Audit Committee, where applicable. Messrs. Wm. Polk Carey, Francis Carey and DuGan are considered affiliated Directors because of their relationship to, or current and/or former employment as senior executives of, W. P. Carey & Co. LLC and its affiliates.

Code Of Ethics

The Board of Directors has also adopted a Code of Business Conduct and Ethics (“Code”), which sets forth the standards of business conduct and ethics applicable to all of our employees, including our Executive Officers and Directors. This Code is available on the Company’s website (www.wpcarey.com) in the “Investor Relations” section. W. P. Carey & Co. LLC also intends to post amendments to or waivers from the Code (to the extent applicable to our principal executive officer, principal financial officer and principal accounting officer) at this location on the website. Director Francis J. Carey, our former Vice Chairman, has been appointed the Company’s Chief Ethics Officer.

Certain Relationships And Related Transactions

Policies and Procedures with Respect to Related Party Transactions.  The Executive Officers and Directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and Directors have an obligation to act in the best interest of the Company and to put such interests at all times ahead of their own personal interests. In addition, all employees, officers and Directors of the Company should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company’s interests. According to the Code, a conflict of interest occurs when a person’s private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of the Company. The following conflicts of interest are prohibited, and employees, officers and Directors of W. P. Carey & Co. LLC must take all reasonable steps to detect, prevent, and eliminate such conflicts:

•	Working in any capacity — including service on a Board of Directors or trustees, or on a committee thereof — for a competitor while employed by the Company.

•	Competing with the Company for the purchase, sale or financing of property, services or other interests.

•	Soliciting or accepting any personal benefit from a third party (including any competitor, customer or service provider) in exchange for any benefit from the Company. (Applicable Company policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations.)

Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual. Other conflicts of interest, while not prohibited in all cases, may be harmful to the Company and therefore must be disclosed in accordance with the Code. The Chief Ethics Officer of the Company has primary authority and responsibility for the administration of the Code subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

Transactions With Managed Funds.  Through a wholly-owned subsidiary, W. P. Carey & Co. LLC earns revenue as the advisor to the CPA® REITs. Under advisory agreements that the Company has with each of the CPA® REITs, the Company performs services and earns asset management revenue related to the day-to-day management of the CPA® REITs and provides transaction-related services and earns structuring revenue in connection with structuring and negotiating investments and any related financing on their behalf. In addition, the Company provides further services and earns revenue when each CPA® REIT is liquidated. The Company is also reimbursed for certain costs incurred in providing services, including broker-dealer commissions paid on behalf of the CPA® REITs, marketing costs and the cost of personnel provided for the administration of the CPA® REITs. As a result of electing to receive certain payments for services in shares, the Company also holds ownership interests in the CPA® REITs. For the year ended December 31, 2009, total asset-based revenue earned was approximately $76.6 million, while reimbursed costs totaled approximately $48.7 million. In 2009, for CPA®:14, CPA®:15 and CPA®:16 – Global, the Company elected to receive all asset management revenue in cash, while for CPA®:17 – Global, the Company elected to receive asset management revenue in restricted shares of its common stock; for CPA®:16 – Global, the Company elected to receive all performance revenue in shares of its common stock, while for both CPA®:14 and CPA®:15, the Company elected to receive 80% of performance revenue in restricted shares of their common stock and 20% in cash.

In connection with structuring and negotiating investments and any related financing for the CPA® REITs, the advisory agreements provide for structuring revenue based on the cost of investments. A portion of this revenue is paid when the transaction is completed while the remainder is payable in equal annual installments, subject to the relevant CPA® REIT meeting its performance criterion. The Company may be entitled to loan refinancing revenue in connection with structuring and negotiating investments. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue. The Company earned structuring revenue of approximately $23.3 million for the year ended December 31, 2009. In addition, the Company may also earn revenue related to the disposition of properties, subject to subordination provisions, and will only recognize such revenue as such provisions are achieved.

Other Transactions.  The Company owns interests in entities ranging from 5% to 95%, with the remaining interests generally held by affiliates, including the CPA® REITs, and owns common stock in each of the CPA® REITs. The Company is the general partner in a limited partnership (which it consolidates for financial statement purposes) that leases its home office space and participates in an agreement with certain affiliates, including the CPA® REITs, for the purpose of leasing office space used for the administration of its operations, the operations of its affiliates and for sharing the associated costs. During the year ended December 31, 2009, the Company recorded income from noncontrolling interest partners of approximately $2.4 million related to reimbursements from these affiliates. As of December 31, 2009, the average estimated minimum lease payments on the office lease, inclusive of noncontrolling interests, approximates $2.9 million annually through 2016.

Included in Other liabilities in the Company’s consolidated balance sheet at December 31, 2009 are amounts due to affiliates totaling approximately $0.9 million.

Livho, Inc.  In connection with the consolidation of the nine CPA® partnerships in 1998, the Company obtained a hotel in Livonia, Michigan, which was not subject to a lease. The Company would be taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel. In order to avoid taxation as a corporation, the Company in 1998 leased the hotel to Livho Inc., a corporation wholly-owned by Director Francis J. Carey, its chairman, pursuant to a two-year lease, which was subsequently modified and extended. The Company consolidates the accounts of Livho in its consolidated financial statements in accordance with current accounting guidance for consolidation of variable interest entities because Livho is a variable interest entity, or VIE, of which it is the primary beneficiary. Livho’s contractual base rent for 2009 was approximately $1.5 million; however, no rent was paid for the year because its operations did not generate sufficient revenue, and the shortfall was added to existing rent arrearages owed to the Company. Director Francis J. Carey, as sole shareholder, did not receive a dividend payment from Livho, as excess cash flow was applied to the rental arrearages.

Reginald H. Winssinger Investments.  Members of the family of Director Reginald H. Winssinger are co-investors with the Company in one of the Company’s properties in France. Specifically, in December 2001 Mr. Winssinger’s family members and business partners purchased, at the time of and on the same terms as the purchase of the properties by the Company, a 15% aggregate ownership interest in the property leased to Bouyges Telecom SA in Illkirch, France for an original equity investment of approximately $0.5 million. These ownership interests are subject to substantially the same terms as all other ownership interests in the subsidiary company.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. W. P. CAREY & CO. LLC 50 ROCKEFELLER PLAZA Electronic Delivery of Future PROXY MATERIALS NEW YORK, NY 10020 If you would like to reduce the costs incurred by W. P. Carey & Co. LLC in mailing ATTN: JIM FITZGERALD proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. vote FOR the following: 0 0 0 1. Election of Directors Nominees 01 Wm. Polk Carey 02 Francis J. Carey 03 Trevor P. Bond 04 Nathaniel S. Coolidge 05 Gordon F. DuGan 06 Eberhard Faber, IV 07 Benjamin H. Griswold 08 Lawrence R. Klein 09 Karsten von Koller 10 Robert E. Mittelstaedt 11 Charles E. Parente 12 Reginald Winssinger The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 0 0 0 2010. NOTE: To transact such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Y827869

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Form 10-K, Corporate Information 2010 is/are available at www.proxyvote.com . W. P. CAREY & CO. LLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS JUNE 10, 2010 The shareholder(s) hereby appoint(s) Thomas E. Zacharias and Mark J. DeCesaris, and each of them, with full power of substitution, as proxy to vote all listed shares of W. P. Carey & Co. LLC that the shareholder(s) is/are entitled to vote at the 2010 Annual Meeting of Shareholders of W. P. Carey & Co. LLC to be held at The St. Regis Hotel, Two East 55th Street, New York, NY on Thursday, June 10, 2010 at 4:00 p.m., and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE R2.09.05.010 00000665002 Continued and to be signed on reverse side Y8278610